DURHAM JONES & PINEGAR, P.C.
                          111 East Broadway, Suite 900
                           Salt Lake City, Utah 84111

                                 August 14, 2000

BriteSmile, Inc.
490 North Wiget Lane
Walnut Creek, CA 94598

     Re: Registration Statement on Form S-3 of BriteSmile, Inc. (the "Registration Statement")

Dear Sirs:

     We have acted as counsel for BriteSmile, Inc., a Utah corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of up to 9,385,113 shares of the Company's Common Stock, par value $.001 per share, which may be issued to certain holders (the "Holders") of 5% Subordinated Convertible Notes of the Company due 2005 (the "Notes"), upon conversion of the Notes pursuant to the terms thereof, or which may be issued to the Holders upon exercise of certain Warrants to purchase Common Stock of the Company entered into between the Company and the Holders. The aggregate of 9,385,113 shares to be registered under the Act are referred to herein as the "Shares."

     In connection with the foregoing, we have examined originals or copies, certified or otherwise authenticated to our satisfaction, of such corporate records of the Company and other instruments and documents as we have deemed necessary as a basis for the opinion hereinafter expressed.

     Based upon the foregoing and in reliance thereon, it is our opinion that the Shares described in the above-referenced Registration Statement, when issued pursuant to the terms of the Registration Statement, the Notes, or Warrants, as applicable, will be validly issued, fully paid and non- assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement and the prospectus to be delivered thereunder. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                   Sincerely,

                                  DURHAM JONES & PINEGAR P.C.



                                  /s/ DURHAM JONES & PINEGAR, P.C.